EXHIBIT 99.1

[EMBREX LOGO]

CONTACT:  Ellen T. Moore

 Vice President, Investor Relations

 & Corporate Communications

 (919) 314-2561

EMBREX REPORTS SECOND QUARTER

2003 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 5, 2003 — Embrex, Inc., The In Ovo CompanySM, [Nasdaq: EMBX] today announced financial results for the second quarter ended June 30, 2003.

Highlights

•	Second-quarter 2003 revenues up $1.3 million, or 12% compared to second quarter 2002
•	Second-quarter 2003 operating profit 8% higher than second-quarter of 2002
•	Second-quarter diluted EPS of $0.46, which includes $0.24 as a result of litigation settlement with Fort Dodge Animal Health
•	Year-to-date consolidated revenues up 4%, or $0.8 million over same period 2002
•	Embrex Newplex™ Newcastle disease vaccine receives USDA approval
•	Embrex settles lawsuit with Fort Dodge Animal Health for $5.0 million

Financial Summary Table

Embrex, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues	$12,113	$10,845	$23,011	$22,202
Cost of revenues	5,333	4,379	9,486	8,455

Gross profit	6,780	6,466	13,525	13,747
Operating expenses	4,506	4,354	9,667	9,022
Other income	3,784	55	3,889	107

Income before taxes	6,058	2,167	7,747	4,832
Income tax expense	2,173	450	2,587	846

Net income	$3,885	$1,717	$5,160	$3,986

Net income per share:
Basic	$0.48	$0.21	$0.63	$0.49
Diluted	$0.46	$0.19	$0.62	$0.45
No. of shares of Common Stock used in per share calculation:
Basic	8,143	8,125	8,194	8,078
Diluted	8,379	8,985	8,381	8,863

Consolidated revenues for the second quarter totaled $12.1 million, representing an increase of 12% compared to 2002 second quarter revenues of $10.8 million. Device sales, which Embrex has noted can vary from quarter to quarter, accounted for a majority of the increase in second-quarter 2003 revenues. Second-quarter 2003 increases in device fees were offset by lower product sales, consisting principally of Bursaplex® sales, and a decrease in other revenue including collaborative revenue and grant funding.

Second-quarter gross profit decreased from 60% in the second-quarter of 2002 to 56% for the same period in 2003. This decrease in total gross profit resulted from a 22% increase in cost of revenues due to variations in product mix and a 12% increase in revenues for second quarter 2003 that included a decrease in collaborative revenue and grant funding which has no associated cost of revenue.

Total operating expenses amounted to $4.5 million for the second quarter of 2003 versus $4.4 million for the second quarter of 2002. Sales & Marketing expenses increased $0.2 million for the second quarter 2003 to $0.7 million from $0.5 million for the same period in 2002. Second quarter Research & Development expenses of $2.6 million were up $0.2 million over the same period in 2002. General and administrative expenses were $0.2 million lower during the second quarter of 2003 due to $1.2 million of legal fees related to the Fort Dodge litigation that were reclassified to “other income,” offsetting the $5.0 million settlement resulting in “other income” of $3.8 million compared to other income of $0.05 million for the second quarter of 2002.

Second quarter pre-tax net income was $6.1 million compared to pre-tax net income of $2.2 million for the same period in 2002, primarily due to the settlement with Fort Dodge. Net income was $3.9 million during the second quarter of 2003, an increase of 126% compared to net income of $1.7 million for the second quarter of 2002. Income taxes increased nearly five-fold due to a 15 percentage point increase in the effective tax rate from 21% in 2002 to 36% for the second quarter of 2003 as net operating loss carry-forwards were utilized during 2002 and allowance was made in evaluating the tax effect of the Fort Dodge settlement. Net income per common share was $0.46 for the second quarter of 2003 based on 8.4 million weighted average diluted shares outstanding, compared to net income of $0.19 per share based on 9.0 million weighted average diluted shares outstanding in the second quarter of 2002. This includes $2.1 million, or $0.24 per share for the Fort Dodge settlement.

Earnings before interest, taxes, depreciation and amortization (EBITDA) have previously been used by the Company as an additional performance measure. The Company believes that EBITDA provides investors with supplemental information about the Company’s financial performance and in compliance with Regulation G has provided reconciliation after the formal financial statements. EBITDA was $7.4 million for the second quarter of 2003, more than doubling from $3.4 million during the same period of 2002. This includes $3.8 million of EBITDA for the Fort Dodge settlement.

“Embrex’s performance in the second quarter and the first half of 2003 was solid, especially in the face of what continues to be a fairly challenging environment for poultry producers worldwide,” said Randall L. Marcuson, President and Chief Executive Officer of Embrex. “A number of Embrex milestones occurred in the quarter including USDA approval of Newplex® vaccine which will allow us to submit applications for regulatory approvals in key international markets. Also, settlement of our litigation with Fort Dodge allows us to remain focused on executing our business plan.” said Marcuson.

“Just as importantly, we saw solid revenue growth from our base operating business where Inovoject® and Egg Remover™ system lease fees improved, along with devices sales to Europe and Japan, which as we’ve stated in the past can vary from quarter to quarter. These activities more than compensated for year-over-year variability in product sales and an anticipated reduction in other revenues, principally from grants and outside funding for various R&D projects. With this revenue performance, along with continued focus on management of operating expenses, we are reiterating our full-year 2003 pre-tax income targets of $5.7 million to $6.9 million exclusive of the Fort Dodge settlement,” Marcuson said.

Results of First Six-Months of 2003

Consolidated revenues totaled $23.0 million for the first half of 2003, representing an increase of 4% over 2002 first half revenues of $22.2 million. Device revenues amounted to $21.7 million for the first half of 2003, an increase of 12% over 2002 first half revenues of $19.4 million. Most of the increase was attributable to a seven-fold increase in device sales. The device revenue increase was offset by a 31% decrease in product sales and an 89% decrease in revenue from collaborations and grants during the first half of 2003 compared to the first half of 2002. Lower Bursaplex® revenue and non-operating revenue, consisting primarily of revenue from collaborations and grants, resulted in a 18% decrease in the first-half 2003 operating income of $3.9 million from $4.7 million for the same period in 2002.

Total gross margin for the first six months of 2003 decreased to 59% from 62% in 2002 primarily due to an 89% decrease in revenue from collaborations and grants. This revenue decrease is largely due to non-recurring funding from Cobb-Vantress for Embrex’s Gender Sort program and variation in other grant fees.

Total operating expenses amounted to $9.7 million for the first half of 2003 and $9.0 million for the first half of 2002. General and administrative expenses were $0.2 million higher during the first half of 2003 due primarily to Sarbanes-Oxley related legal and accounting fees, offset by the reclassification of $1.2 million of Fort Dodge legal expenses. Research and development expenses increased $0.1 million to $4.9 million for the first half of 2003.

An increase in the effective tax rate from 18% during the first half of 2002 to 33% for the first half of 2003 resulted in a $1.7 million increase in income tax expense. The increase in the effective tax rate is primarily due to the accrual of income taxes for the Fort Dodge settlement. Other income increased $3.8 million over the first half of 2002, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.2 million associated with Fort Dodge. This resulted in a net income of $5.2 million for the first half of 2003, which is a 30% increase over the same period in 2002 of $4.0 million. Diluted net income per common share was $0.62 for the first six months of 2003 based on 8.4 million average shares outstanding, compared to diluted net income per common share of $0.45 based on 8.9 million average shares outstanding in the first half of 2002. This includes net income of $2.1 million, or $0.24 per share attributable to the Fort Dodge settlement.

At June 30, 2003, cash and cash equivalents totaled $9.3 million or $1.3 million more than the $8.0 million on hand at December 31, 2002. This was principally due to cash provided from operating activities of $7.5 million offset by capital expenditures and investments of $6.2 million in devices, the Embrex Poultry Health Inovocox® coccidiosis vaccine manufacturing facility, patents, devices and other capital equipment. Financing activities used an additional $0.4 million of cash due to repurchases of common stock offset by proceeds from the issuance of common stock primarily from stock option exercises.

Embrex’s management, led by Marcuson, will discuss second-quarter financial results, the 2003 outlook and plans in a conference call tomorrow at 11:00 AM EDT. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification #1888554, if asked. Additional information can be found in our Form 10-Q which we filed today with the Securities and Exchange Commission.

The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. EDT August 6 to midnight EDT August 20, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID #1888554. A replay of the call can also be accessed via the company’s website using the same instructions as above for the live webcast.

About Embrex

Embrex, Inc., The In Ovo CompanySM, headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today’s global poultry industry. The company’s unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. Embrex is listed on the Fortune Small Business (FSB) 100 List of America’s Fastest Growing Small Companies, the Forbes 200 Best Small Companies in America list and the North Carolina Technology Fast 50, which honors the fastest growing technology companies in the state. For additional information, visit the company web site at www.embrex.com.

The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the United States and globally, market acceptance and cost of expansion in new geographic markets and with new products, including the Company’s ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K, 10-Q and other filings with the SEC. This release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with these rules, this release includes reconciliations of those measures to comparable GAAP measures.

Embrex®, Bursaplex®, Newplex™, Inovoject®, Inovocox™, Egg Remover™, Vaccine Saver®, and The In Ovo CompanySM are trademarks of Embrex, Inc.

Financial Tables Follow

Please see Embrex’s Form 10-Q filed with the SEC earlier today for detailed GAAP financial statements.

Condensed Consolidated Balance Sheets

(*Unaudited)

(In thousands)

	June 30, 2003*	December 31, 2002
ASSETS
Current assets	$22,045	$18,808
Non-current assets	27,365	23,205

Total assets	$49,410	$42,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,830	$4,803
Non-current liabilities	59	46
Shareholders’ equity	42,520	37,164
Total liabilities and shareholders’ equity	$49,410	$42,013

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30
	2003	2002
Net cash provided by operating activities	$7,481	$5,715
Net cash used in Investing Activities	(6,433)	(2,482)
Net cash provided by (used in) financing activities	(368)	1,522

Increase in cash and cash equivalents	680	4,755
Currency translation adjustments	564	(1,008)
Cash and cash equivalents at beginning of period	8,039	3,907

Cash and cash equivalents at end of period	$9,283	$7,654

GAAP Reconciliation of Net Income to EBITDA

(Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net income	$3,885	$1,717	$5,160	$3,986
Add back:
Depreciation	1,330	1,183	2,601	2,333
Interest expense	5	4	1	8
Taxes	2,173	450	2,587	846

EBITDA	$7,393	$3,355	$10,349	$7,173

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